Exhibit F

CALCULATION OF FILING FEE TABLES

SCHEDULE TO

(Form Type)

HEDGE FUND GUIDED PORTFOLIO SOLUTION

(Name of Issuer)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$82,300,000	0.00927%	$7,629.21
Fees Previously Paid	$0.00		$0.00
Total Transaction Valuation	$82,300,000
Total Fees Due for Filing			$7,629.21
Total Fees Previously Paid			$0.00
Total Fee Offsets			$0.00
Net Fee Due			$7,629.21

Table 2: Fee Offset Claims and Sources

Not applicable.